Freeport-McMoRan Announces Appointment of
Two Independent Members to its Board of Directors
David P. Abney and Robert W. Dudley

PHOENIX, AZ, April 6, 2021 –– Freeport-McMoRan Inc. (NYSE: FCX) announced today the appointment of David P. Abney and Robert “Bob” W. Dudley to its Board of Directors.

Mr. Abney retired as Chairman and Chief Executive Officer of United Parcel Service, Inc., a multinational package delivery and supply chain management company in 2020. He served as CEO beginning in 2014 and previously served as the Chief Operating Officer of UPS. Mr. Abney had an accomplished and highly successful 46-year career at UPS, including executive management roles in operations, international development, logistics, sustainability and engineering across all facets of the UPS global transportation network. During his time as Chief Executive Officer of UPS, Mr. Abney served on the Board of Directors of Catalyst, a global nonprofit working to advance women into senior leadership and board positions. He also previously served as a leader on The Business Roundtable. Mr. Abney currently serves as a director of Macy’s, Inc. and Northrop Grumman Corporation, and serves on the Business Council. Mr. Abney holds a B.S. in Business Administration from Delta State University.

Mr. Dudley is the retired Group Chief Executive of BP, p.l.c., a British multinational oil and gas company, a position he held from 2010 to 2020. Mr. Dudley had a distinguished career with BP and its predecessors spanning over 40 years, serving in a broad range of engineering, commercial, strategic, international and executive roles. Since 2016, he has chaired the Oil and Gas Climate Initiative, a CEO-led initiative that aims to accelerate the oil and gas industry response to climate change. Mr. Dudley currently serves as a director of Rosneft, the largest publicly traded oil company in the world, and has been recently nominated for the board of LyondellBasell Industries N.V. He also serves on the Business Council, was a member of the Business Roundtable and is a fellow of the Royal Academy of Engineering. Mr. Dudley has dual American and British citizenship and holds a B.S. in Chemical Engineering from the University of Illinois, an MIM from the Thunderbird School of Global Management (now part of Arizona State University), and an MBA from Southern Methodist University.

Richard C. Adkerson, Chairman of the Board and Chief Executive Officer said: “David Abney and Bob Dudley are exceptional leaders with proven track records and experience in global business, corporate governance and a wide range of matters relevant to Freeport. These individuals will strengthen our Board by complementing the skills of our current directors, as we execute our clearly defined strategy of being foremost in the global copper industry. The additions to our Board are consistent with our corporate objective and my personal commitment to having a Board with broad and diverse experience, a deep understanding of the challenges and opportunities associated with our business and a focus on value and sustainability for the benefit of all stakeholders.”

FCX’s Board of Directors is now comprised of eight members, including seven independent directors. As previously announced, Gerald J. Ford, former non-executive Chairman of the Board, will retire as a director effective upon the expiration of his current term, which ends in June 2021. Further additions to the Board are anticipated.

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FREEPORT: Foremost in Copper
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world’s largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru.
By supplying responsibly produced copper, FCX is proud to be a positive contributor to the world well beyond its operational boundaries. Additional information about FCX is available on FCX's website at fcx.com.

Cautionary Statement Regarding Forward-Looking Statements: This press release contains forward-looking statements, which are all statements other than statements of historical facts. FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (SEC).
Investors are cautioned that many of the assumptions on which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.

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